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                                                                    Exhibit 10.4



                  INVESTMENT GUIDELINES OF FORTRESS INVESTMENT CORP.


                  Capitalization terms used but not defined herein shall have the meanings ascribed thereto in that certain management and advisory agreement dated as of June 10, 1998 (the "Management Agreement") by and between the Fortress Investment Corp. (the "Corporation" or the "REIT"), Fortress Investment Group LLC (the "Manager") and Fortress Partners, LP (the "Operating Partnership").



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1. No investment of the Corporation or the Operating Partnership shall be made which would cause the Corporation to fail to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

2. No investment of the Corporation or the Operating Partnership shall be made which would cause the Corporation or the Operating Partnership to be regulated as an investment company under the Investment Company Act of 1940.

3. The Corporation shall not invest (and shall not permit the Operating Partnership to invest) more than 20% of its Gross Equity, determined as of the date of such investment, in any single asset.

4. The debt of the Corporation (including the Corporation's pro rata share of debt of its subsidiaries) shall not exceed 90% of the sum of such debt and the Gross Equity of the Corporation.

5. The Corporation shall not co-invest with the Manager or any of its affiliates unless (i) Corporation's co-investments is otherwise in accordance with these Guidelines and (ii) the terms of such co-investment are at least as favorable to the Corporation as to the Manager or such affiliate (as applicable) making such co-investment with the manager.